701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com
FOR IMMEDIATE RELEASE

Lakeland Industries, Inc. Reports Fiscal 2010 Second Quarter Financial Results

Maintains Long Term Trend of Profitability and Improves Balance Sheet While Global Economies Appear to Have Bottomed Out

RONKONKOMA, NY – September 9, 2009 – Lakeland Industries, Inc. (NASDAQ: LAKE), today announced financial results for its fiscal 2010 second quarter and six months ended July 31, 2009.

Second Quarter Financial Results and Recent Company Developments

▪	Revenue of $23.0 million in Q2FY10 compared with $27.6 million in Q2FY09
▪	Lower revenues resulting from bottoming out of global recession and distributor/customer inventory work-downs
▪	International expansion efforts drive non-US revenue growth
▪	Revenues from outside the US were 37.2% of total in Q2FY10 as compared with 27.3% for Q2FY09
▪	Strength in US dollar through Q2FY10 masks organic growth of international operations
▪	Major foreign sales differentials in growth for Q2FY10 vs. Q2FY09 as reported in US dollars compared with sales in local currencies:

Non-US Sales	Q2 Growth in USD	Q2 Growth in local currency
Brazil	+3.7%	+26.0%
Canada	+2.5%	+15.3%
United Kingdom	-11.2%	+8.9%

▪
Prior to US Government Stimulation programs which resulted in a surge in demand for automobiles, sales of disposable products in North America declined by 34.5% in Q2FY10 compared with prior year period due to depressed economy

▪	Domestic and international stimulus trends surfacing in Q3FY10 along with other indications of recovery across several important sectors
▪
Gross margin as a percentage of sales increased sequentially from Q1FY10 to Q2FY10 resulting from improved sales mix with greater contribution from international operations; Percentage decreased as compared to Q2FY09 due to difficult pricing environment with higher raw materials in the current period and longer term market share growth strategies

▪	Operating expenses reduced year-over-year at most operations; initiatives to capitalize on opportunities in Brazil and other higher growth markets results in incremental operating expenses in Q2FY10
▪	Excluding Brazilian subsidiary, operating expenses declined $0.7 million from Q2FY09
▪	Overall cost reduction of $3.1 million on annualized basis implemented from Q4FY09 through Q3FY10
▪	Effective expense and cash management resulted in an additional $2.8 million reduction of bank debt; Year-to-date reduction of $6.7 million
▪	Anticipated revenue and net income growth catalysts beginning in Q3FY10
o	Stabilization and improvement in global economy
o	Leverage in global business platform and significantly lowered cost structure
o	Introduction of new products and cross-selling of products in high growth international markets
o	Continued transition to lower cost raw materials for use in foreign markets
o	Expanded use of selective manufacturing at lower cost facilities
o	Full quarterly impact of reduced operating expenses
o	Elimination of one-time, non-cash charge in Q1FY10

Second Quarter Fiscal Year 2010 Financial Results Review

Net Sales. Net sales decreased $4.5 million, or 16.4%, to $23.0 million for the three months ended July 31, 2009 from $27.6 million for the three months ended July 31, 2008.  The net decrease was mainly due to a reduction in domestic sales which is still the Company’s core business, partially offset by increased revenues from more mature international subsidiaries operating primarily in higher growth markets. Qualytextil, the Brazilian subsidiary, increased its sales by $0.1 million or 3.7%. Qualytextil sales increased 26% in local currency. External sales from China increased by $0.6 million, or 36%, driven by sales to the new Australian distributor. Canadian sales increased by $0.1 million, or 2.5%, UK sales decreased by $0.1 million, or 11.2%, Chile sales increased by $0.6 million, or 204%. US domestic sales decreased by $ 5.8 million or 28%. US domestic sales were mainly impacted by a 34.5% decrease in disposables sales, a 44.7% decrease in gloves sales, and a 13.0% decrease in reflective sales. Wovens sales increased by 5.7% and chemical sales increased by 0.6%.

Gross Profit. Gross profit decreased $2.1 million or 25.4% to $6.2 million for the three months ended July 31, 2009 from $8.4 million for the three months ended July 31, 2008.  Gross profit as a percentage of net sales decreased to 27.1% for the three months ended July 31, 2009 from 30.3% for the three months ended July 31, 2008. Components and factors for gross margin performance include:

•
Disposables gross margins declined by 4.4 percentage points in the fiscal 2010 second quarter as compared with the prior year. This decline was mainly due to higher priced raw materials and a difficult pricing environment coupled with lower volume, partially offset by labor cutbacks.

•
Brazil gross margin was 40.6% for the second quarter of this year compared with 55.9% last year, reflecting several factors. There were several large sales opportunities which had bid requirements for complete fire ensembles including boots and/or helmets. Sourcing of raw materials and delivery issues resulted in an adjustment to the anticipated margin.

•	Glove division reduction in volume coupled with inventory write-offs.
•	Continued gross losses of $0.1 million from India in Q2 FY2010.
•	Chemical, Reflective and China external sales margins were approximately the same as prior year.
•	Canada gross margin increased by 15.6 percentage points mainly resulting from more favorable exchange rates and local competitive pricing climate.
•	UK and Europe gross margins increased by 2.8 percentage points mainly resulting from exchange rate differentials.
•	Chile gross margins increased by 11.2 percentage points mainly resulting from higher volume and several larger sales orders.

Operating Expenses. Not yet reflecting the complete effectuation of major overhead and related expense reductions implemented by the end of the second quarter of fiscal year 2010, operating expenses decreased $0.1 million, or 2.2%, to $6.0 million for the three months ended July 31, 2009 from $6.2 million for the three months ended July 31, 2008.  As a percentage of sales, operating expenses increased to 26.1% for the three months ended July 31, 2009 from 22.4% for the three months ended July 31, 2008. Excluding Qualytextil in Brazil, operating expenses declined $0.7 million for Q2 FY2010 compared with Q2 FY2009.  The more significant operating expense items include:

•	$(0.2)	million - freight out declined, mainly resulting from lower volume.
•	$(0.2)	million - sales commissions declined, mainly resulting from lower volume.
•	$(0.2)
million - officers salaries declined, reflecting the retirement of Ray Smith to become a non-employee director and Chairman of the Board, and also reflecting an 8% across the board reduction in total officer compensation.

•	$(0.1)	million - shareholder expenses declined, reflecting the proxy fight in the prior year.
•	$(0.1)	million – consulting fees were reduced, resulting from using interns and revising Sarbanes Oxley procedures.
•	$(0.1)	million – miscellaneous decreases
•	$0.2
million – professional fees increased, reflecting costs of $0.1 million resulting from analysis of tax issues and $0.1 million, resulting from timing differences in the predecessor auditors billing more in Q2 and less in Q1 this year. The company has changed independent auditing firms in the expectation that such professional fees will be reduced in the future

Operating expenses for the Brazilian business, Qualytextil increased $0.5 million in Q2FY10 compared with Q2FY09. Major factors in this increase are as follows:

•	$0.3
million – start-up expenses in connection with Qualytextil gearing up to sell Lakeland branded products. This includes hiring 20 sales and logistical support staff, printing of catalogs, lease of two new distribution centers and increased travel expense.

•	$0.1	million – in additional employee benefits and payroll taxes resulting from hiring as employees certain people who had been performing services on an out-sourcing basis.
•	$0.1	million – miscellaneous increases.

Operating profit. Operating profit decreased 90% to $0.2 million for the three months ended July 31, 2009 from $2.2 million for the three months ended July 31, 2008.  Operating margins were 0.9% for the three months ended July 31, 2009 compared to 8.0% for the three months ended July 31, 2008.

Interest Expenses.  Interest expenses decreased by $0.03 million for the three months ended July 31, 2009 as compared to the three months ended July 31, 2008 due to lower interest rates in the current year which was offset by higher borrowing levels outstanding in the current year.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses decreased $0.4 million, or 100%, to $0.0 million for the three months ended July 31, 2009 from $0.4 million for the three months ended July 31, 2008.  Our effective tax rate was 18.6% for the three months ended July 31, 2008. Our effective tax rate for the three months ended July 31, 2009 is not meaningful due to the near breakeven level of pretax income. Major factors in the fiscal 2010 second quarter income tax expenses are losses in India and profit in Chile with no tax benefit or expense, and tax benefits in Brazil resulting from government incentives and goodwill write-offs.

Net Income. Net income decreased to approximately $7,900 for the three months ended July 31, 2009 from $1.6 million for the three months ended July 31, 2008. The decrease in net income primarily resulted from a decrease in domestic sales, a reduction in gross margins in disposables and sales in Brazil and larger losses in India, offset by management’s cost reduction program.

First Six Months of Fiscal Year 2010 Financial Results Review

Net Sales. Net sales decreased $7.8 million, or 14.3%, to $47 million for the six months ended July 31, 2009 from $54.8 million for the six months ended July 31, 2008.  The net decrease was mainly due to a reduction of domestic sales. Qualytextil sales included in the current year were $5.8 million, but were only included in the second quarter of fiscal year 2009. External sales from China increased by $0.7 million, or 21%, driven by sales to the new Australian distributor. Canadian sales decreased by $0.1 million, or 2.4%, UK sales decreased by $0.6 million, or 25.7%, Chile sales increased by $0.5 million, or 75.5%. US domestic sales of disposables decreased by $10.6 million, chemical suit sales decreased by $0.1 million, wovens decreased by $0.3 million, reflective sales increased by $0.2 million and glove sales decreased by $0.9 million.

Gross Profit. Gross profit decreased $2.8 million, or 18.5%, to $12.2 million for the six months ended July 31, 2009 from $15.0 million for the six months ended July 31, 2008.  Gross profit as a percentage of net sales decreased to 26.0% for the six months ended July 31, 2009 from 27.4% for the six months ended July 31, 2008.

Operating Expenses. Operating expenses were flat at $11.4 million for the six months ended July 31, 2009 and ended July 31, 2008.  As a percentage of sales, operating expenses increased to 24.1% for the six months ended July 31, 2009 from 20.8% for the six months ended July 31, 2008.  Excluding Qualytextil in Brazil, operating expenses declined $1.7 million for the six months ended July 31, 2009 as compared with the six months ended July 31, 2008.

Operating profit. Operating profit decreased 75.5% to $0.9 million for the six months ended July 31, 2009 from $3.6 million for the six months ended July 31, 2008.  Operating margins were 1.9% for the six months ended July 31, 2009 compared to 6.6% for the six months ended July 31, 2008.

Interest Expenses.  Interest expenses increased by $0.1 million for the six months ended July 31, 2009 as compared to the six months ended July 31, 2008 due to higher borrowing levels outstanding, mainly due to the funding for the Qualytextil acquisition and higher inventory levels, partially offset by lower interest rates in the current year.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses decreased $0.4 million, or 50.9%, to $0.4 million for the six months ended July 31, 2009 from $0.9 million for the six months ended July 31, 2008.  The Company’s effective tax rates were 80% and 25.4% for the six months ended July 31, 2009 and 2008, respectively. The effective tax rate for the current year was affected by a $350,000 allowance against deferred taxes resulting from the India restructuring recorded in the first quarter of fiscal 2010, losses in India with no tax benefit, tax benefits in Brazil resulting from government incentives and goodwill write-offs, and credits to prior year taxes in the U.S. not previously recorded.

Net Income.  Net income decreased $2.4 million, or 95.8% to $0.1 million for the six months ended July 31, 2009 from $2.5 million for the six months ended July 31, 2008. The decrease in net income primarily resulted from a decrease in sales, larger losses in India and reduction in gross margins for disposable products and overall sales in Brazil, a $350,000 allowance against deferred taxes resulting from the India restructuring, offset by management’s cost reduction program.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “Lakeland’s fiscal year 2010 second quarter results were disappointing, although our performance could not have been fully anticipated given the unprecedented economic and credit crisis experienced around the world and other factors which are essentially out of our control.  While we foresaw the U.S. economy peaking some time ago, this led us to the conclusion that we needed to expand internationally to capitalize on much faster growing nations.  Our efforts to expand internationally were by most measures overwhelmingly successful.  However, given the monetary policies implemented to avoid a protracted global recession, the U.S. dollar in which we report our consolidated financial results has been incredibly strong against foreign currencies and resulted in muting out the progress we have made through our international operations.

“By many accounts, “The Reset Economy” is in full effect.  And like our corporate brethren, we have taken steps to reset Lakeland to the present realities.  To this end, we have reduced our debt by $6.7 million since the beginning of our fiscal year and have increased our cash position by 63% in the same timeframe.  Throughout the second quarter we implemented major overhead and related expense reductions that are expected to eliminate $3.1 million of operating expenses on an annualized basis – an approximate contribution of about 5% to our bottom line.  We have been examining every aspect of our business such that we are emphasizing a more leveragable platform while building and maintaining brand equity as the industry’s lowest cost and highest quality provider of industrial and workplace garments and accessories.

“We have seen trends that suggest the U.S. economy has bottomed out and that a domestic recovery is underway.  Federal bailouts and stimulus spending are only now beginning to make an impact.  We now believe that our domestic unit, traditionally our largest although well off the peak, likely will experience a modest improvement in the near term with a more significant rebound in earnings this time next year.  This rebound will take into account a lowering of costs on many fronts, including some of our oil based synthetic fabrics that are used primarily for products sold domestically whose prices had sky-rocketed during the $147 oil price period last year.  With oil now at about half of that level, we’ll be able to replenish our inventory – which we have run down to $47 million from $57 million at the beginning of the fiscal year – at a lower cost to drive our margins higher.

“While we are at a low point in earnings presently, we are taking steps to position the Company for top line growth and improvements in margins and profits in the coming quarters.  Lakeland has made massive progress  in executing an international expansion strategy.  In the face of significant economic challenges, we continued to invest in our international operations and have targeted attractive opportunities where market share can be attained through sale of higher margin products to end user customers.  During the second quarter of fiscal 2010, we spent a lot of time cultivating the Latin American market, particularly in Brazil where we hired an additional 20 sales and support personnel.  Brazil is a stronghold for our operations in the region and we have set the stage for further market expansion with strategically positioned global manufacturing facilities and enhanced product lines.  In our other international operations, we had strong performances in both sales and earnings in Chile, China, Canada and the United Kingdom. While they did not completely fill the gap in sagging domestic sales, we expect continued higher margin growth from our international operations and a more beneficial contribution from the recovering domestic market where we have been vigilant in reducing our cost structure.”

Conference Call
Lakeland will host a conference call at 10:00 AM (EDT) on September 9, 2009 to discuss the Company's second quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO.  Investors can listen to the call by dialing 888-523-1245 (Domestic) or 719-325-2405 (International), Passcode:  5990242.

For a replay of this conference call until September 16, 2009, dial 888-203-1112 (Domestic) or 719-457-0820 (International), Passcode: 5990242.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 31,
	2009	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$4,494	$2,756
Accounts receivable, net	14,724	13,353
Inventories	49,189	57,074
Deferred income taxes	2,002	2,578
Prepaid Income Taxes and other current assets	3,703	2,602
Total current assets	74,112	78,363

Property and equipment, net	14,121	13,737
Goodwill	5,581	5,109
Other assets	5,834	4,406
	$99,648	$101,615

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,233	$3,854
Accrued expenses and other current liabilities	3,570	3,504
Borrowing under revolving credit facility	17,685	-----
Current maturity of long term debt	93	94
Total current liabilities	26,581	7,452
Borrowing under revolving credit facility	-----	24,409
Deferred income tax	122	-----
Canadian warehouse loan payable	1,619	1,368
Other non current liabilities	93	75
Total liabilities	28,415	33,304

Stockholders' equity
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,562,856 and 5,523,288 shares at July 31, 2009
and at January 31, 2009, respectively	56	55
Accumulated other comprehensive income (loss)	(1,361)	(4,192)
Less treasury stock, at cost, 125,322 shares at
July 31, 2009 and 107,317 shares at January 31, 2009	(1,353)	(1,255)
Additional paid-in capital	49,595	49,512
Retained earnings	24,296	24,191
Total stockholders' equity	71,233	68,311
Total liabilities and stockholder's equity	$99,648	$101,615

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except shares and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008

Net sales	$23,049	$27,565	$47,024	$54,845

Cost of goods sold	16,812	19,210	34,777	39,811

Gross profit	6,237	8,355	12,247	15,034

Operating expenses	6,023	6,161	11,355	11,392

Operating profit	214	2,194	892	3,642

Interest and other income, net	14	56	54	86

Interest expense	(227)	(254)	(420)	(353)

Income before income taxes	1	1,996	526	3,375

Provision for income taxes	(7)	371	421	857

Net income	$8	$1,625	$105	$2,518

Net income per common share*:
Basic	$0.00	$0.30	$0.02	$0.46
Diluted	$0.00	$0.30	$0.02	$0.46

Weighted average common
shares outstanding*:
Basic	5,415,391	5,421,520	5,410,938	5,454,209
Diluted	5,436,309	5,459,191	5,452,560	5,490,690